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                                                                    Exhibit 23.2




            Consent of Independent Registered Public Accounting Firm

     We consent to the reference to our firm under the caption "Experts" and to the use of our reports on the consolidated financial statements for Consolidated Communications, Inc. as of December 31, 2003 and for the year then ended dated March 8, 2004 and on the combined financial statements for Illinois Consolidated Telephone Company and Related Businesses as of December 30, 2002 and December 31, 2001 and for each of the two years in the period ended December 30, 2002 included in the Registration Statement (Form S-4) and Related Prospectus of Consolidated Communications Illinois Holdings, Inc. (Illinois Holdings) for the exchange of all of Illinois Holdings' outstanding unregistered 9 3/4% senior notes due 2012 for Illinois Holdings' registered 9 3/4% Senior notes due 2012.

                                                           /s/ Ernst & Young LLP

Chicago, Illinois

October 26, 2004